Exhibit 10.3            Option to Acquire Shares from a Shareholder

OPTION TO ACQUIRE SHARES FROM A SHAREHOLDER

THIS AGREEMENT is by and between TEMPORARY FINANCIAL SERVICES, INC. (“TFS”) which owns 800,000 shares of the common stock of Genesis Financial, Inc., a Washington corporation (the “GENESIS”), and Michael A. Kirk and Douglas B. Durham (collectively the “Buyer”).

R E C I T A L S

This Agreement is entered into upon the basis of the following facts and intentions of the parties:

A.                                   TFS owns 800,000 shares of the common stock (collectively the “Shares”) of GENESIS.

B.                                     Buyer desires to obtain an option to purchase the Shares from TFS and TFS is willing to grant such an option to Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Option. As of the date hereof, TFS grants to Buyer an option (the “Option”) to purchase up to 200,000 of the Shares from TFS upon the terms, covenants and conditions hereinafter set forth. The share certificates representing the Shares shall hereafter bear a legend referring to this Option Agreement.

2.                                       Consideration for the Option. This Option is given in connection with the transaction (the “Transaction”) described in the Stock Investment Agreement executed on January 25, 2002, and the agreement of TFS to sell the securities to Buyers is an integral part of the transaction, supported by adequate consideration, receipt of which is hereby acknowledged by TFS.

3.                                       Term and Exercise. Buyer may exercise the Option at any time up to and until December 31, 2005, by giving TFS written notice of the intention to exercise the Option.

4.                                       Purchase Price. The purchase price (“Purchase Price”) which Buyer agrees to pay upon exercise of the Option is the lesser of Five Dollars ($5.00) per share, or the Initial Public Offering Price if GENESIS conducts an Initial Public Offering prior to the expiration date of the Option.  The Purchase Price is payable in cash.

5.                                       Number of Shares. The number and class of Shares specified in this Agreement and/or the Purchase Price are subject to appropriate adjustment in the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the GENESIS affecting the Shares.

6.                                       Representations and Warranties of TFS. TFS represents and warrants to the Buyer that:

(a)                                  TFS has full power and authority to execute and deliver this Agreement, and this Agreement is a valid and binding agreement enforceable against the TFS in accordance with its terms;

(b)                                 Neither the execution of this Agreement nor the sale of the Shares will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding or arrangement to which the TFS is a party or by which TFS is bound or of any law, decree, or judgment;

(c)                                  Now and up to the time of exercise of the Option, TFS will have valid title to the Shares, free and clear of all claims, liens, charges, encumbrances and security interests, and will transfer such Shares upon exercise of the Option to the Buyer free and clear of all claims, liens, charges, encumbrances and security interests;

(d)                                 The Purchase Price may or may not reflect the actual value of the Shares, that TFS has investigated the value independently, that it has been represented by independent counsel, and that it understands that the value of the Shares when and if the Option is exercised may be significantly higher than the Purchase Price; and

(e)                                  Prior to December 31, 2005, TFS shall not sell, assign, transfer, pledge, hypothecate, or otherwise encumber 200,000 of the Shares.

7.                                       Cooperation. Each party shall, upon request of the other party, promptly execute and deliver all additional documents reasonably deemed by the requesting party to be necessary, appropriate or desirable to complete and evidence the sale, assignment and transfer of the Shares pursuant to this Agreement.

8.                                       Representations and Warranties of the Buyer. Buyer represents and warrants to the TFS that (a) this Agreement is a valid and binding agreement enforceable against Buyer in accordance with its terms and (b) Buyer, if he exercises the option, will be purchasing the Shares for his own account and not with a view to or for sale in connection with any distribution of such Shares in violation of applicable securities laws.

9.                                       Purchase and Sale. If Buyer exercises the Option, at a closing (the “Closing”), TFS shall sell, transfer and deliver the Shares, represented by certificates duly endorsed in blank or accompanied by stock powers duly executed, to the Buyer, and the Buyer shall purchase the Shares in exchange for the Purchase Price.

10.                                 Dividends and Voting Rights. Until the Option is exercised, if at all, all dividends and voting rights attendant to the Shares shall remain with TFS.

11.                                 Buyer May Exercise Option for Less Than All Shares. Notwithstanding any other provision herein to the contrary, the Buyer may exercise the Option with respect to less than all of the Shares.  Michael A. Kirk (Kirk) and Douglas B. Durham (Durham) shall each be entitled to purchase 100,000 shares in accordance with this Option.  If either Kirk or Durham does not purchase the full number of shares available to him under this Option prior to the expiration date, the other shall have the right for ten days following expiration of this Option, to purchase the remaining shares, and for this purpose only, the expiration date of the Option shall be considered extended.

12.                                 Survival. All representations, warranties and agreements made by the TFS and by the Buyer in this Agreement shall survive the execution of this Agreement and any Closing and any investigation at any time made by or on behalf of any party hereto.

13.                                 Modification; Assignment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. Buyer may assign his rights under this Agreement with the consent of TFS.

14.                                 Successors. This Agreement will be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective heirs, beneficiaries, executors, representatives and permitted assigns.

15.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

16.                                 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all agreements, understanding, representations, or warranties, whether oral or written, by or among the parties, previously or contemporaneously made or given.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer and TFS as of the day and year first written below:

BUYER:		TFS:

/s/Michael A. Kirk	01/25/2002	/s/John R. Coghlan	01/25/2002
Michael A. Kirk	Date	John R. Coghlan, President

/s/Douglas B. Durham	01/25/2002
Douglas B. Durham	Date